EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER STRATEGIST FUND 10f-3 transactions for the period September 30, 1999- December 31, 1999 S TOTAL ISSUED/ DATE PRICE SHARES % of PRINCIPAL PURCHASED SECURITY PURCHASED SHARE PURCHASED Assets AMOUNT
   BY FUND BROKER(S) Duke Capital Corp. 09/21/99 $ 99.36 4,000,000 0.200% $ 500,000,000.00 0.800% JP Morgan Ford
   Motor Credit 7.375 10/28/99 10/21/99 $ 99.81 4,000,000
          0.200% $5,000,000,000.00 0.080% JP morgan